EXHIBIT 21.1

SIRIUS XM RADIO INC. AND SUBSIDIARIES
Subsidiaries

Satellite CD Radio, Inc.	State of Delaware
Sirius Asset Management Company LLC	State of Delaware
Sirius Entertainment Promotions LLC	State of Delaware
Spend LLC	State of Maryland
Earth Station Ecuador Cia. Ltda.	Quito, Ecuador
XM Satellite Radio Holdings Inc.	State of Delaware
XM Satellite Radio Inc.	State of Delaware
XM Equipment Leasing LLC	State of Delaware
XM EMall Inc.	State of Delaware
XM Radio Inc.	State of Delaware
XM Innovations Inc.	State of Delaware
XM Capital Resources Inc.	State of Delaware
XM 1500 Eckington LLC	State of Delaware
XM Investment LLC	State of Delaware
Effanel Music, Inc.	State of New York
Interoperable Technologies LLC	State of Delaware
Satellite Public Radio Inc.	Washington, D.C.